UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 16, 2013 (August 15, 2013)

Date of Report (Date of earliest event reported)

US FOODS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-185732	36-3642294
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9399 W. Higgins Road, Suite 600

Rosemont, IL 60018

(Address of principal executive offices)

(847) 720-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On August 16, 2013, US Foods, Inc. (the “Company”) announced that Allan D. Swanson had notified the Company of his intention to resign from his position as Chief Financial Officer and as a director of the Company, effective as of August 30, 2013, and that Fareed A. Khan had been appointed by the Board of Directors (the “USF Board”) of USF Holding Corp. (“USF Holding”) as Chief Financial Officer and director of the Company to replace Mr. Swanson.

Mr. Khan, age 48, will assume his roles of Chief Financial Officer and director of the Company on September 9, 2013.

Since 2011, Mr. Khan has served as Senior Vice President and Chief Financial Officer of US Stationers, a $5 billion publically traded wholesaler of business products. Prior to joining US Stationers, Mr. Khan spent 12 years with USG Corporation where he most recently served as executive vice president, finance and strategy. His responsibilities included leading all finance, accounting, corporate strategy, information technology, pension, and investor relations activities. Prior to that, Mr. Khan served as president and chief executive officer of USG Building Systems, USG Corporation’s largest operating unit comprised of the United States Gypsum Company and USG Interiors Inc. Other senior level management positions held by Mr. Khan at USG included a variety of strategy, business development, marketing, supply chain management, and general management roles. Before joining USG in 1999, Mr. Khan was a consultant with McKinsey & Company, where he served global clients on a variety of projects, including acquisition analysis, supply chain optimization, and organization redesign. Mr. Khan received his MBA from the University of Chicago. Mr. Khan has no other reportable relationships with the Company or its affiliates.

In connection with his appointment as Chief Financial Officer, Mr. Khan and the Company entered into a letter agreement on August 15, 2013, the material terms of which are described below.

Mr. Khan’s annual base salary as Chief Financial Officer will be $600,000. He will participate in the benefit plans currently available to executive officers, including the Company’s long-term incentive compensation program (beginning in 2015 with a targeted annual equity grant value anticipated to be $750,000). As additional compensation, Mr. Khan will receive:

•

a sign-on cash bonus of $650,000, (to be repaid by Mr. Khan in decreasing amounts prior to the third anniversary of the start date, if employment is terminated other than by death, disability, by the Company without cause, or by Mr. Khan for good reason);

•	a 2013 annual bonus guarantee of a minimum of $150,000 (to be paid in 2014) if Mr. Khan remains employed through December 31, 2013;

•	a sign-on restricted stock award valued at $1,000,000, with vesting to occur ratably over a three-year period on each of December 31, 2013, 2014, and 2015, subject to his continued employment; and

•

Options on a number of shares of USF Holding common stock equal to four times the number of shares that Mr. Kahn purchases through his mandatory equity investment of $375,000 in USF Holding common stock (to be acquired by Mr. Khan within 30 days after his start date) with 50% of the granted stock options vesting ratably over four years based upon the attainment of corporate EBITDA targets and 50% vesting ratably over four years based upon Mr. Khan’s time in service as an employee of the Company.

Like other executive officers, Mr. Khan and the Company will also enter into an executive severance agreement that provides, among other things, for severance payments of 18 months of his annual base salary and an 18-month annual bonus amount and a payment in lieu of 18 months of medical benefits. Mr. Khan will also be required to enter into a management stockholder’s agreement and a sale participation agreement for similarly situated executives of the Company, which agreements will govern the terms of his acquisition and holding of USF Holding common stock and stock options.

Like other directors of the Company, Mr. Khan will not receive any additional remuneration for serving as a director of the Company.

Mr. Swanson’s decision to resign is not the result of any disagreement with the Company, the Company’s Board of Directors, or the USF Board, including with respect to any accounting-related policy or matter. In connection with his departure, Mr. Swanson will receive severance in accordance with his previously-disclosed severance agreement. All non-vested equity awards of Mr. Swanson will be forfeited. The Compensation Committee of the USF Board, pursuant to its authority under the terms of the existing equity compensation agreements with Mr. Swanson, determined that Mr. Swanson shall retain one-third (1/3) of his vested equity holdings in USF Holding and will receive cash compensation for the remaining two-thirds (2/3) of his vested equity holdings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 16, 2013	US FOODS, INC.

	By:	/s/ Juliette W. Pryor
Juliette W. Pryor
Executive Vice President, General Counsel and Chief Compliance Officer